UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-A12(G)

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF THE

SECURITIES EXCHANGE ACT OF 1934

CALMARE THERAPEUTICS INCORPORATED

(Exact name of Registrant as specified in its charter)

Delaware		36-2664428
(State or other jurisdiction		(IRS Employer
of Incorporation)		Identification Number)

1375 Kings Highway East, Suite 400 Fairfield, Connecticut 06824 (Address of principal executive offices) Phone: (203) 368-6044 (Registrant’s Telephone Number)

Securities to be registered pursuant to Section 12(b) of the Act: None

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box.      ☐

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box.      ☒

Securities to be registered pursuant to Section 12(g) of the Act:

Title of each class

to be so registered

___________________________________________________

Common Stock, par value $0.01 per share

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 1. Description of Registrant’s Securities to be Registered

The following sets forth the material terms of the Company’s common stock.  However, a more detailed description of our securities is contained in the Company’s Articles of Incorporation:

Our Articles of Incorporation authorize the issuance of 40,000,000 shares of common stock, par value $0.01.  As of November 21, 2014, the Company had 25,801,772 shares issued and outstanding.

Holders of common stock are entitled to one vote per share on all matters to be voted on by the stockholders.  Holders of common stock are entitled to receive rateably such dividends, if any, as may be declared by the Board of Directors out of funds legally available therefor.  In the event of a liquidation, dissolution, or winding up of the Company, the holders of common stock are entitled to share rateably in all of our assets which are legally available for distribution after payment of all debts and other liabilities and liquidation preference of any outstanding stock.

Holders of our common stock have no preemptive rights to purchase common stock.  There are no conversion or redemption rights or sinking fund provisions with respect to the common stock.  The outstanding shares of common stock are validly issued, fully paid and non-assessable.

Item 2. Exhibits

The following exhibits are incorporated herein by reference:

Exhibit Number	Description of Exhibit
3.1	Unofficial restated certificate of incorporation of the registrant as amended to date filed (on April 1, 1998) as Exhibit 4.1 to registrant’s Registration Statement on Form S-8, File Number 333-49095 and hereby incorporated by reference
3.2	Certificate of Amendment to Articles of Incorporation, filed on August 20, 2014, on Form 8-K and hereby incorporated by reference
3.3	By-laws of the registrant as amended effective October 14, 2005, filed (on December 12, 2005) as Exhibit 3.2 to registrant's Quarterly Report on Form 10-Q for the quarterly period ended October 31, 2005, and hereby incorporated by reference.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CALMARE THERAPEUTICS INCORPORATED
Date: December 8, 2014	By: /s/ Conrad Mir
Conrad Mir
Chief Executive Officer